Exhibit 99.2

Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--September 26, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors declared a $0.06 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.06 quarterly cash dividend will be paid on November 5, 2014 to shareholders of record on October 22, 2014. As of September 25, 2014, approximately 91.8 million shares of the Company’s common stock were outstanding.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400